AGREEMENT

by and between

Z Trim Holdings, Inc.,
(Hereinafter referred to as "Z Trim" or the “Company”)

and

John Malinowski d/b/a M&M Services (collectively hereinafter referred to as "M&M")

WHEREAS, Z Trim has purchased certain equipment (described in Appendix A, and said equipment hereinafter referred to as “Equipment”) from M&M, and

WHEREAS, the parties have agreed that the price of the equipment and installation of such would be $60,000; and

WHEREAS, Z Trim has an unpaid balance of $60,000; and

WHEREAS, M&M agrees to convey title to the equipment free and clear of all liens and to forgive the unpaid balance of $60,000 (the “Balance”)  in exchange for 6 units, each consisting of  10,000 shares of the common stock $0.00005 par value per share of the Company  (the “Common Stock”)  and a warrant to purchase 15,000 shares of Common Stock at $1.50 per share (the Warrants and together with the Common Stock the “Units”)  pursuant to the terms and conditions of the current equity offering of the Company as set forth in the Private Placement Memorandum and exhibits thereto dated February 11, 2009, attached hereto as Appendix B, with the exception  that M&M will be provided 15,000 warrants per Unit rather than 10,000 (the “February 11, 2009 PPM”);

WHEREAS, M&M acknowledges receipt and review of Z Trim’s convertible debt offering (described in detail in the Private Placement Memorandum dated March 25, 2009,) (“March 25, 2009, PPM”) and has chosen the equity offering over the convertible debt offering;

WHEREAS, John Malinowski  has acknowledged to the Company that he is an accredited investor as that term is defined in Rule 502 of Regulation D;

WHEREAS, M&M acknowledges receipt and review of (a) Z Trim’s Form 10-K for the year ended December 31, 2008, filed with the SEC on April 15, 2009; and (b) Z Trim’s Form 8-Ks filed with the SEC on April 21, 2009 and March 31, 2009.

NOW THEREFORE, in consideration of the foregoing premises which are incorporated into this agreement; the mutual promises herein made, the covenants and representations herein contained and other good and valuable consideration the receipt and adequacy of which is hereby acknowledge,, the Parties  agree as follows:

Investment in February 11, 2009 PPM

M&M hereby agrees to purchase, and Z Trim agrees to allow M&M to purchase  6 Units in accordance  (other than with respect to the number of Warrants as herein specified) with the terms of the offering and related exhibits set forth in the February 11, 2009 PPM and to apply the Balance in consideration thereof.

Delivery of Shares and Warrants
The Company agrees to deliver certificates representing the shares of the Common Stock and Warrants comprising the Units, promptly, after execution and delivery of this agreement by M & M .

Release and Hold Harmless.

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,  M&M hereby conveys good and valuable title to the Equipment, free and clear of all liens and encumbrances and releases, agrees to hold harmless and indemnify Z Trim and any customer of Z Trim who purchases the Equipment, from any claim of M&M and/or any third party with respect to ownership, title, debt or secured interest relating to the Equipment that may arise in connection with, or prior to, Z Trim’s ownership, possession, use or sale of the Equipment.

M&M further agrees that upon execution of this agreement by the parties the Balance owed by Z Trim shall be deemed paid in full.
.

Requirement of Written Form.

Any changes and/or amendments of this Agreement shall be valid only when made in writing and signed by both Parties hereto.  This Agreement may not be changed or amended by implied consent.

Notices.

Any notice, communication or document to be made or delivered by one Party to another pursuant to this Agreement shall (unless that other Party has by fifteen days' written notice specified another address) be made or delivered to that other Party at the address or facsimile as follows:

If to Z Trim, to:

Chief Financial Officer
Z Trim Holdings, Inc.
1011 Campus Drive
Mundelein, Illinois 60060

If to M&M, to:

M&M Services
3 N. 280 Morningside Ave.
West Chicago, Illinois 60185

Notices shall be deemed to have been made or delivered when received (in the case of any communication made byfacsimile or e-mail) or (in the case of any communication made by letter) when left at that address or(as the case may be) three days after being deposited in the post postage prepaid in an envelope addressed to it at that address, provided, such delivery is performed during usual business hours of the receiving Party. Otherwise delivery is deemed to be performed on the following business day.

Unless notice is given by registered mail or against return receipt, the notifying Party bears the burden of proof that a notice was received by the other Party.

Waiver

Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

Severability.

In the event that any of the terms or provisions of this Agreement is determined to be illegal or in conflict with regulations or rulings of authorities, governmental or otherwise unenforceable, or if any provision or term of this Agreement shall become illegal and/or unenforceable at any time hereafter, then all other provisions of this Agreement shall be severable and shall remain valid, binding and enforceable in accordance with their terms.

Force Majeure.

Non-performance of either Party shall be excused to the extent that performance is renderedimpossible by strike, fire, flood, governmental acts, orders or restrictions, war, terrorist acts or any other reasonwhere failure to perform is beyond the control of, and not caused by the negligence of, the non-performing Party.

Choice of Law and Forum

This Agreement shall be governed and construed exclusively under the laws of the State of Illinois without regard for conflict of law principles, in any action.  Any and all actions brought and/or related to this Agreement shall be brought exclusively in the state Illinois, including state courts and federal courts seated in such state.

EXECUTION

Z Trim:

Z Trim Holdings, Inc.:

BY. __________________________________

Title: _________________________________

Printed: _______________________________

Date: _________________________________

M&M:

M&M Services:

BY. __________________________________

Title: _________________________________

Printed: _______________________________

Date: _________________________________

Appendix A
Description of equipment

See attached copies of Invoices:  9058, 9066, 9067, 9068, 9069, 9070, 9071, and blank invoice dated 2/17/09.